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                                                                     Exhibit 8.2



                                 August 6, 2001



Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205

     Re:  Certain Federal Income Tax Consequences of the Offering of Equity
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          Units
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Ladies and Gentlemen:

     We have acted as counsel to Sprint Corporation ("Sprint") in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission containing a form of prospectus dated July 26, 2001 (the "Prospectus") as supplemented by a preliminary prospectus supplement dated July 30, 2001 and a final prospectus supplement to be dated on or about August 7, 2001 (together the "Prospectus Supplement") covering the offering (the "Offering") of 40,000,000 equity units (the "Equity Units"), each with a stated amount of $25 and consisting of (i) a purchase contract (the "Purchase Contracts") under which the holder agrees to purchase shares of PCS Common Stock, Series 1 (the "PCS Common Stock") on or before August 17, 2004 and (ii) a five-year senior note issued by Sprint Capital Corporation ("Sprint Capital") for the principal amount of $25 (the "Notes").
In connection with the Offering you have requested our opinions regarding (i) the federal income tax classification of the Notes and (ii) the accuracy of the discussion included in the Prospectus Supplement under the captions "Certain Federal Income Tax Consequences" and "Certain U.S. Federal Income Tax Consequences to Non-United States Holders".

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate. Specifically, we have examined, among other documents, (i) the form of the Purchase Contract Agreement by and between Sprint and Bank One, National Association., (ii) the form of the Pledge Agreement by and between Sprint and Bank One, National Association, (iii) the form of the Remarketing Agreement by and among Sprint, Sprint Capital, Bank One, National Association and UBS Warburg LLC, (iv) the form of the resolutions of the Pricing Committees of Sprint and Sprint Capital relating to the Offering (v) the Indenture entered into by Sprint and Sprint Capital with Bank One, National Association dated October 1, 1998, as supplemented by the First
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Sprint Corporation
August 6, 2001
Page 2

Supplemental Indenture dated January 15, 1999, (vi) the form of the Underwriting Agreement by and between Sprint and the several underwriters named in Schedule II thereto, (vii) the Prospectus Supplement, (viii) the Prospectus, (ix) the Registration Statement, and (x) all pertinent attachments and exhibits to all of the foregoing (collectively, the "Transaction Documents").

     In our examination of the Transaction Documents and in our reliance upon them in rendering our opinions, we have assumed, with your consent, that all Transaction Documents submitted to us will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that each executed Transaction Document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in the Transaction Documents will be true, accurate, and complete in all material respects; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the Transaction Documents will be performed or satisfied in accordance with their terms in all material respects. We also have obtained such additional information, upon which we also have relied in rendering our opinions, as we have deemed relevant and necessary through consultations with various representatives of Sprint.

     Based on the foregoing, it is our opinion that:

          (1) the Notes will be treated as indebtedness for United States federal income tax purposes; and

          (2) the discussion contained in the Prospectus Supplement under the captions "Certain Federal Income Tax Consequences" and "Certain U.S. Federal Income Tax Consequences to Non-United States Holders" constitutes an accurate summary of the material United States federal income tax consequences, under current law, of the purchase, ownership and disposition of the Equity Units, Notes and PCS Common Stock acquired under the Purchase Contracts in connection with the Offering.

     The opinions expressed herein are based upon existing statutory, regulatory, administrative, and judicial authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. Further, our opinions are based solely on the documents that we have examined and the additional information that we have obtained. Our opinions cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, materially inaccurate. Our opinions represent our legal judgment, have no official status of any kind, and are not binding upon the Internal Revenue Service or any court.

     Finally, our opinions are limited to the tax matters specifically addressed herein. We have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Offering, including, but not limited to, any state, local, or foreign tax consequences.
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Sprint Corporation
August 6, 2001
Page 3


     This letter is furnished by us as counsel to Sprint solely in connection with the Offering and is for the benefit of Sprint and may not be relied upon for any other purpose without our express written consent. We hereby consent, however, to the filing of this letter as an exhibit to the Registration Statement and to reference of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or rules and regulations promulgated thereunder.


                                    Very truly yours,


                                    KING & SPALDING